Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Management of

EP Energy LLC

We have audited the accompanying Statements of Combined Revenues and Direct Expenses of Oil and Gas Properties (the “Statements”) Acquired by Atlas Resource Partners, L.P. from EP Energy LLC, for the period January 1, 2012 to May 24, 2012, the period May 25, 2012 to December 31, 2012, and the year ended December 31, 2011, and the related notes to the Statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these Statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the Combined Revenues and Direct Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. for the period January 1, 2012 to May 24, 2012, the period May 25, 2012 to December 31, 2012, and the year ended December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter

We draw attention to Note 1 to the Statements, which describes that the accompanying Statements were prepared for the purpose of complying with the rules and regulations of Securities and Exchange Commission and are not intended to be a complete presentation of EP Energy LLC’s revenues and expenses. Our opinion is not modified with respect to this matter.

We also draw attention to Note 1 to the Statements, which describes that effective May 24, 2012, EP Energy LLC was acquired in a business combination accounted for under the acquisition method of accounting. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different basis of accounting than that for the period before the acquisition and therefore the financial information for the two periods is not comparable. Our opinion is not modified with respect to this matter.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

October 9, 2013

STATEMENTS OF COMBINED REVENUES AND DIRECT EXPENSES

OF OIL AND GAS PROPERTIES ACQUIRED BY ATLAS RESOURCE PARTNERS, L.P.

(In thousands)

	Successor Period	Predecessor Period
	For the	For the
	Period of	Period of	For the
	May 25 to	January 1 to	Year Ended
	December 31,	May 24,	December 31,
	2012	2012	2011
Gas and oil revenues	$81,533	$47,564	$198,332
Direct expenses:
Operating expenses	42,625	31,625	84,551
Depreciation, depletion and amortization	19,076	49,373	102,336

Total direct expenses	61,701	80,998	186,887

Revenues in excess of (less than) direct expenses	$19,832	$(33,434)	$11,445

The accompanying notes are an integral part of these combined statements.

STATEMENTS OF COMBINED REVENUES AND DIRECT EXPENSES

OF OIL AND GAS PROPERTIES ACQUIRED BY ATLAS RESOURCE PARTNERS, L.P.

(In thousands)

(Unaudited)

	Successor Period		Predecessor Period
	For the	For the	For the
	Six Months	Period of	Period of
	Ended	May 25 to	January 1 to
	June 30,	June 30,	May 24
	2013	2012	2012
Gas and oil revenues	$77,701	$11,074	$47,564
Direct expenses:
Operating expenses	35,615	7,203	31,625
Depreciation, depletion and amortization	15,207	2,305	49,373

Total direct expenses	50,822	9,508	80,998

Revenues in excess of (less than) direct expenses	$26,879	$1,566	$(33,434)

The accompanying notes are an integral part of these combined statements.

NOTES TO STATEMENTS OF COMBINED REVENUES AND DIRECT EXPENSES

OF OIL AND GAS PROPERTIES ACQUIRED BY ATLAS RESOURCE PARTNERS, L.P.

1.	BASIS OF PRESENTATION

On July 31, 2013, Atlas Resource Partners, L.P. (“Atlas”) closed on the previously announced acquisition of certain assets (the “Properties”) from EP Energy E&P Company, L.P. (“EP Energy”) for approximately $705.9 million in cash, net of purchase price adjustments. The assets acquired included coal-bed methane producing natural gas assets in the Raton Basin in northern New Mexico, the Black Warrior Basin in central Alabama and the County Line area of Wyoming (the “Coal-bed Methane Assets”). The Properties were acquired on May 24, 2012, by EP Energy from its related party predecessor with investment funds affiliated with and managed by Apollo Global Management LLC and other private equity investors. Subsequent to this acquisition, EP Energy began applying the successful efforts method of accounting for its oil and natural gas exploration and development activities (see “Depreciation, Depletion, and Amortization”).

The accompanying statements include revenues from the sale of crude oil, natural gas liquids and natural gas production and direct expenses associated with the Properties for the indicated periods prior to the closing date. Revenues and direct expenses are presented on the accrual basis of accounting and were derived from EP Energy’s historical accounting records. During the periods presented, the Properties were not accounted for or operated as a separate division or entity by EP Energy, therefore, certain expenses such as general and administrative, interest and corporate income taxes were not allocated to the Properties. Accordingly, complete separate financial statements reflecting the financial position, results of operations and cash flows of the Properties prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis, nor practicable to obtain in these circumstances. As such, the accompanying statements are not intended to be a complete presentation of the revenues and expenses of the Properties and are not indicative of the results of the operation of the Properties going forward due to the omission of various expenses as described above. Accordingly, the accompanying combined statements of revenues and direct expenses of the Properties are presented in lieu of the GAAP financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

Revenue Recognition

Gas revenues are recognized when production is sold to purchasers at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Gas revenues have been presented on the sales method of accounting whereby revenue is recognized for all gas sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Revenues are reported net of royalties and other revenue interests of third parties. All gas sales prior to May 25, 2012 were sold to a related party. For the period May 25 to December 31, 2012, four customers individually accounted for 25%, 15%, 12% and 11% of gas revenues.

Direct Expenses

Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of lease and well repairs and maintenance, gathering and transportation, utilities and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

Depreciation, Depletion and Amortization

Depreciation, depletion, and amortization expenses are reflected under the successful efforts method of accounting for natural gas and oil extraction activities for periods subsequent to May 24, 2012, and under the full cost method for periods prior to May 24, 2012. On May 24, 2012, investment funds affiliated with and managed by Apollo Global Management LLC and other private equity investors acquired EP Energy. Subsequent to this acquisition, EP Energy began applying the successful efforts method of accounting for oil and natural gas exploration and development activities. Under the successful efforts method, the provision for depreciation, depletion, and amortization is determined on a basis identified by common geological structure or stratigraphic conditions applied to total capitalized costs, plus future abandonment costs net of salvage value, using the unit of production method. Lease acquisition costs are amortized over total proved reserves, and other exploratory drilling and all developmental costs are amortized over total proved developed reserves.

Prior to the acquisition of EP Energy (May 24, 2012), depletion was calculated under the full cost method. Under the full cost method, substantially all costs incurred in connection with the acquisition, development and exploration of oil and natural gas reserves were capitalized on a country-by-country basis. Under full cost accounting, capitalized costs associated with proved reserves were amortized over the life of the proved reserves using the unit of production method. Conversely, capitalized costs associated with unproved properties were excluded from the amortizable base until these properties were evaluated or determined that the costs were impaired. On a quarterly basis, unproved property costs were transferred into the amortizable base when properties were determined to have proved reserves. The amortizable base included future development costs; dismantlement, restoration and abandonment costs, net of estimated salvage values; and geological and geophysical costs incurred that could not be associated with specific unevaluated properties or prospects.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates and assumptions used in the preparation of the combined statements of revenues and direct operating expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management evaluates subsequent events through the date the financial statements are issued.

The natural gas industry principally conducts its business by processing actual transactions as many as 60 days after the month of delivery. Consequently, the most recent two months financial results were recorded using estimated volumes and contract market prices. Differences between estimated and actual amounts are recorded in the following month’s financial results. Management believes that the operating results presented for the periods indicated in the accompanying statements represent actual results in all material respects.

The statements of combined revenues and direct expenses for the six months ended June 30, 2013 and 2012, are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the accompanying combined revenues and direct expenses of the interim periods.

2.	COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the purchase and sale agreement between EP Energy and Atlas, certain liabilities arising in connection with ownership of the Properties prior to the effective date are retained by EP Energy. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the combined statements of revenues and direct expenses.

3.	SUBSEQUENT EVENTS

On July 31, 2013, Atlas completed its acquisition of the Properties for cash consideration of $705.9 million, net of purchase price adjustments, which remains subject to final post-closing adjustments. The Company has evaluated subsequent events through October 9, 2013 and no additional events requiring disclosure have occurred.

4.	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following tables summarize the net ownership interest in the proved gas and oil reserves and the standardized measure of discounted future net cash flows related to the proved gas and oil reserves for the Properties. and these estimates were prepared by EP Energy based on the reserve reports prepared for EP Energy’s Annual Reports on Form 10-K for the years ended December 31, 2012 and 2011. The standardized measure presented here excludes income taxes as the tax basis for the Properties is not applicable on a go-forward basis. The proved gas and oil reserve estimates and other components of the standardized measure were determined in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC.

Proved Gas and Oil Reserve Quantities

Proved reserves are those quantities of gas and oil, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. The net proved gas and oil reserves and changes in net proved gas and oil reserves attributable to the Properties, all of which are located primarily in the states of New Mexico, Alabama and Wyoming, are summarized below:

	Natural Gas (MMcf)	Crude Oil, Condensate and Natural Gas Liquids (MBbls)	Total (MMcfe)
Proved developed and undeveloped reserves -
January 1, 2011	783,356	—	783,356
Extensions and discoveries	18,780	—	18,780
Revisions of previous estimates	14,150	—	14,150
Production	(50,505)	—	(50,505)

End of Year—December 31, 2011	765,781	—	765,781

Proved developed reserves at beginning of year	554,906	—	554,906

Proved developed reserves at end of year	545,237	—	545,237

Proved undeveloped reserves at beginning of year	228,450	—	228,450

Proved undeveloped reserves at end of year	220,544	—	220,544

Proved developed and undeveloped reserves -
January 1, 2012	765,781	—	765,781
Extensions and discoveries	1,705	—	1,705
Revisions of previous estimates	(164,020)	—	(164,020)
Production	(47,030)	—	(47,030)

End of Year—December 31, 2012	556,436	—	556,436

Proved developed reserves at beginning of year	545,237	—	545,237

Proved developed reserves at end of year	431,502	—	431,502

Proved undeveloped reserves at beginning of year	220,544	—	220,544

Proved undeveloped reserves at end of year	124,934	—	124,934

Standardized Measure

The standardized measure of discounted future net cash flows before income taxes related to the proved gas and oil reserves of the Properties is as follows:

	Years Ended December 31,
	2012	2011
	(in thousands)
Future cash inflows	$1,321,983	$2,822,400
Future production costs	(738,248)	(1,204,952)
Future development costs	(163,469)	(298,624)

Future net cash flows	420,266	1,318,824
Less 10% annual discount for estimated timing of cash flows	(201,674)	(726,648)

Standardized measure of discounted future net cash flows	$218,592	$592,176

FASB requirements for gas and oil reserve estimation and disclosure require that reserve estimates and future cash flows be based on the average market prices for sales of gas and oil on the first calendar day of each month during the year. The average prices used for 2012 and 2011 under these rules were $2.76 and $4.12 per Mcf.

Future operating expenses and development costs are computed primarily by EP Energy’s petroleum engineers by estimating the expenditures to be incurred in developing and producing the proved gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. The standardized measure presented here does not include the effects of income taxes as the tax basis for the Properties is not applicable on a go-forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in gas and oil reserve estimates.

Changes in Standardized Measure

Changes in the standardized measure of discounted future net cash flows before income taxes related to the proved gas and oil reserves of the Properties are as follows:

	Years Ended December 31,
	2012	2011
	(in thousands)
Changes in Standardized Measure:
Standardized measure—beginning of year	$592,176	$660,619

Revisions to reserves proved in prior years:
Net change in sales prices and production costs related to future production	(349,076)	(26,668)
Net change in estimated future development costs	73,781	(15,697)
Net change due to revisions in quantity estimates	(94,806)	16,432
Accretion of discount	72,665	80,681
Changes in production rates (timing) and other	(535)	(18,876)

Total revisions	(297,971)	35,872
Net change due to extensions and discoveries, net of estimated future development and production costs	540	10,650
Sales of oil and gas produced, net of production costs	(78,153)	(137,357)
Previously estimated development costs incurred	2,000	22,392

Net change in standardized measure of discounted future net cash flows	(373,584)	(68,443)

Standardized measure—end of year	$218,592	$592,176